Exhibit 99.1

Xencor Reports Second Quarter 2014 Financial Results

Conference call today at 4:30 p.m. EDT

Monrovia, Calif. — July 31, 2014 — Xencor Inc. (NASDAQ: XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases, and cancer, today reported financial results for the second quarter ended June 30, 2014 and provided a review of recent business highlights.

“In the second quarter, we presented preclinical data at the American Thoracic Society 2014 International Conference (ATS) demonstrating three novel mechanisms of action of XmAb®7195, in development for the treatment of asthma, and we are now enrolling patients in a Phase 1a clinical trial. Our bispecific antibody program has yielded several potential lead candidates that target the immune system to specific cancer cells and that show potential to overcome the dosing and manufacturing hurdles that have plagued earlier generation bispecifics,” said Bassil Dahiyat, Ph.D., president and chief executive officer of Xencor. “The second half of this year is an exciting period for us as we approach preliminary data from both our XmAb®7195 and XmAb®5871 programs and selection of our lead bispecific for IND-enabling development.”

Recent Business Highlights

XmAb7195

•                  In May 2014, Xencor presented preclinical data on XmAb7195 at ATS demonstrating rapid IgE clearance by XmAb7195 compared to omalizumab. Results of the study found that after a single IV dose of XmAb7195 or omalizumab in chimpanzees, XmAb7195 reduced free IgE to at least 10-fold lower levels than omalizumab. In addition, XmAb7195 rapidly reduced free IgE levels to below quantifiable levels, until day 10. XmAb7195 depleted total IgE below quantifiable levels within one hour.

•                  In May 2014, Xencor initiated a Phase 1a clinical trial of XmAb7195 in healthy subjects and allergic subjects, with preliminary data anticipated by the end of 2014. The trial will evaluate safety, pharmacokinetics and immunogenicity of a single ascending dose of XmAb7195 in a total of 64 subjects. The study will also evaluate the effect on free and total IgE levels, in addition to immune cell biomarkers, in healthy subjects and in allergic subjects with elevated levels of IgE.

XmAb5871

•                  Xencor remains on track to report top-line data from the Phase 2a trial of XmAb5871 in patients with moderate-to-severe rheumatoid arthritis in the second half of 2014.

Bispecific Antibody Program

•                  Xencor has produced preclinical candidates targeting i) CD3 and CD38 for use in multiple myeloma, ii) CD3 and CD123 for use in acute myeloid leukemia, and iii) CD3 and CD20 for use in B-cell cancers. Xencor is in the final process to select one of its lead bispecific antibodies for Investigational New Drug (IND)-enabling development.

•                  Preclinical pharmacology studies and manufacturing cell line development are underway for these three bispecific antibody candidates.

Executive Appointments

•                  In July 2014, Xencor announced the appointment of Kurt Gustafson to its board of directors and the promotion of John Desjarlais, Ph.D., to senior vice president of research and chief scientific officer.

Second Quarter and Six Months Ended June 30, 2014 Financial Results

Revenues for the second quarter ended June 30, 2014 were $0.8 million, compared to $3.9 million in the same period of 2013. Revenues for the six month period ended June 30, 2014 were $3.0 million, compared to $5.3 million for the same period in 2013. The reduction in revenue for the three and six months ended June 30, 2014 compared to the same periods in 2013 relates primarily to the $3.0 million in milestone revenue received under the Company’s Morphosys collaboration in the second quarter of 2013. Revenues are earned from technology licensing fees and milestone payments from Xencor’s partners for the license of its drug candidates and use of its proprietary XmAb antibody engineering technologies.

Research and development expenditures for the second quarter ended June 30, 2014 were $4.3 million, compared to $4.1 million for the same period in 2013. Increased spending in the company’s bispecific program offset a reduction in spending in its XmAb5871 program and early discovery programs, and the result was a net increase in research and development spending of $0.2 million for the quarter. Total research and development expenses for the six month period ended June 30, 2014 were $8.5 million compared to $8.7 million for the same period in 2013. Increases in spending on the Company’s bispecific program and XmAb7195 program were offset by lower spending in its XmAb5871 and XmAb5574/MOR208 programs with the net result of $0.2 million in lower research and development spending for the first six months ended June 30, 2014 compared to the same period in 2013.

General and administrative expenses in the second quarter ended June 30, 2014 were $1.6 million, compared to $0.8 million for the same period in 2013. Total general and administrative expenses for the first six months of 2014 were $3.3 million compared to $1.5 million in the first six months of 2013. The increases in 2014 general and administration expenses compared to the same periods in 2013 reflect increased compensation expenses, professional fees and the costs associated with being a public company.

Non-cash, share-based compensation expense for the first six months of 2014 was $640,000, compared to $10,000 in the first six months of 2013.

Net loss for the second quarter ended June 30, 2014 was $5.0 million, or $(0.16) on a fully diluted per share basis compared to a net loss of $50.1 million, or $(3.88) on a fully diluted per share basis, for the same period of 2013. For the six months ended June 30, 2014, net loss was $8.8 million, or $(0.28) on a fully diluted per share basis, compared to a net loss of $54.7 million, or $(4.35) on a fully diluted per basis for the same period in 2013. The lower loss on a per share basis in the three and six month periods ended June 30, 2014 compared to the same periods in 2013 are primarily due to a non-cash expense of $48.6 million related to the loss on the settlement of convertible notes that is reflected in the 2013 losses and the additional shares reflected in the 2014 per share calculations as a result of the Company’s IPO in December 2013.

Cash balance totaled $66.2 million as of June 30, 2014, compared to $78.0 million on December 31, 2013.

Financial Guidance

Based on current operating plans, Xencor expects to have sufficient cash to fund research and development programs and operations through 2016, and maintains the 2014 year-end cash and cash equivalents estimate of approximately $54.0 million.

Conference Call and Webcast

Xencor will host a conference call today at 4:30 p.m. EDT to discuss these second quarter 2014 financial results and provide a corporate update.

The live call may be accessed by dialing (877) 359-9508 for domestic callers or (224) 357-2393 for international callers, and providing the conference ID number 74824866. A live webcast of the conference call will be available online from the investor relations section of the Company’s website at www.xencor.com. The webcast will be archived on the company website for 30 days.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases, and cancer. Currently, seven candidates are in clinical development internally and with partners that have been engineered with Xencor’s XmAb® technology. Xencor’s internally-discovered programs include XmAb5871, in Phase 1b/2a clinical trials for the treatment of Rheumatoid arthritis and lupus, XmAb7195 in Phase 1a development for the treatment of asthma, and XmAb5574/MOR208 which has been licensed to Morphosys AG and is in Phase 2 clinical trials for the treatment of acute lymphoblastic leukemia and non-Hodgkin lymphoma. Xencor’s XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. Xencor partners include Amgen, Merck, Janssen R&D LLC, Alexion and Boehringer Ingelheim. For more information, please visit www.xencor.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of applicable securities laws, including the quotation from our President and CEO and any expectations relating to our business, research and development programs, partnering efforts or our capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor’s public securities filings. All forward-looking statements are based on Xencor’s current information and belief as well as assumptions made by Xencor. Readers are cautioned not to place undue reliance on such statements and Xencor disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:	Corporate Communications Contact:
John Kuch, Vice President, Finance	Jason I. Spark
Xencor	Canale Communications for Xencor
Tel: 626-737-8013	Tel: 619-849-6005
jkuch@xencor.com	jason@canalecomm.com

Xencor, Inc.

Condensed Balance Sheets

(in thousands)

	June 30,	December 31,
	2014	2013
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$66,218	$77,975
Other current assets	462	119
Total current assets	66,680	78,094

Property and equipment, net	571	307
Intangible assets, net	9,058	8,814
Other assets	58	100

Total assets	$76,367	$87,315

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$2,705	$4,026
Current portion of deferred revenue	3,236	3,444
Current portion of capital lease obligations	5	9
Total current liabilities	5,946	7,479

Deferred revenue, less current portion	4,905	6,302
Capital lease obligations, less current portion	—	1
Total liabilities	10,851	13,782

Stockholders’ equity	65,516	73,533

Total liabilities and stockholders’ equity	$76,367	$87,315

The 2013 balance sheet was derived from the 2013 annual financial statements included in the Form 10-K that was filed on March 31, 2014.

Xencor Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$824	$3,921	$3,008	$5,266

Operating Expenses:
Research and Development	4,283	4,134	8,511	8,694
General and Administrative	1,594	793	3,317	1,539
Total operating expenses	5,877	4,927	11,828	10,233

Loss from Operations	(5,053)	(1,006)	(8,820)	(4,967)

Other income	1	3	1	12
Interest Income (Expense), Net	8	(550)	24	(1,210)
Loss on settlement of notes	—	(48,556)	—	(48,556)
Total other income (expense), net	9	(49,103)	25	(49,754)

Net loss	(5,044)	(50,109)	(8,795)	(54,721)
Deemed contribution on exchange of preferred stock	—	147,114	—	147,114
Net income (loss) attributable to common stockholders	$(5,044)	$97,005	$(8,795)	$92,393

Net income (loss) per share attributable to common stockholders:

Basic	$(0.16)	$1,341.67	$(0.28)	$1,277.88

Diluted	$(0.16)	$(3.88)	$(0.28)	$(4.35)

Weighted average number of shares used in computing net loss per share attributable to common stockholders:

Basic	31,372,618	72,302	31,366,781	72,302
Diluted	31,372,618	12,902,815	31,366,781	12,580,042